Exhibit 99.10

CONSENT OF PROSPECTIVE DIRECTOR

I, H.M.J. Kraemer, Jr., hereby consent to be named as a prospective director of SAIC, Inc. in the Registration Statement on Form S-4 of SAIC, Inc., dated September 1, 2005, and any amendments thereto.

/S/ H.M.J. KRAEMER, JR.

H.M.J. Kraemer, Jr.

Dated: September 1, 2005